SUB-SUB-INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated May 25, 2021, between BlackRock Financial Management, Inc., a Delaware corporation (the “Sub-Adviser”), and BlackRock International Limited, a corporation organized under the laws of Scotland (the “Sub-Sub-Adviser”).

WHEREAS, GuideStone Funds (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company;

WHEREAS, the Trust is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies and limitations;

WHEREAS, pursuant to a Management Agreement, effective as of August 27, 2001, as amended, a copy of which has been provided to the Sub-Adviser, the Trust has retained GuideStone Capital Management, LLC (the “Adviser”) to render advisory, management, and administrative services with respect to the Trust’s series;

WHEREAS, the Adviser has retained the Sub-Adviser as investment sub-adviser to provide the investment advisory services to all or a portion of the Low-Duration Bond Fund (the “Fund”), a series of the Trust, pursuant to a Sub-Advisory Agreement effective as of April 27, 2011, as amended and restated as of December 28, 2020 (the “Sub-Advisory Agreement”);

WHEREAS, the Sub-Adviser wishes to retain the Sub-Sub-Adviser to provide the Sub-Adviser with certain sub-advisory services as described below in connection with the Sub-Adviser’s advisory activities with respect to the Fund, and the Trust and the Adviser have agreed that the Sub-Adviser may retain an affiliated investment adviser to provide certain advisory activities with respect to the Fund so long as Sub-Adviser shall supervise and be as fully responsible to the Trust for the acts and omissions of the Sub-Sub-Adviser as it is for its own acts and omissions;

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth; and

WHEREAS, the parties to this Agreement acknowledge that the Adviser and the Fund are third-party beneficiaries of this Agreement, and that the Sub-Sub-Adviser is not an agent or other representative of the Fund or the Adviser;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. Direction. The Sub-Adviser hereby directs the Sub-Sub-Adviser to provide investment management services to the Sub-Adviser with respect to the portion of the Fund’s assets that are managed by the Sub-Adviser at the direction of the Adviser, and the Sub-Sub- Adviser accepts such direction and agrees to render the services herein set forth for the compensation herein provided. The Sub-Sub-Adviser is authorized and regulated by the Financial Conduct Authority of the United Kingdom (the “FCA”). For the purposes of the rules, guidance and principles of the FCA, as amended or consolidated from time to time (the “FCA Rules”) and based on information obtained in respect of the Sub-Adviser, the Sub-Adviser will be treated by the Sub-Sub-Adviser as a professional client. The Sub-Adviser acknowledges and accepts this categorization. The Sub-Adviser has the right to request a different categorization at any time from the Sub-Sub-Adviser, however, the Sub-Sub-Adviser only provides the services to professional clients and will no longer be able to provide services to the Sub-Adviser in the event of a request for a change in categorization.

The Sub-Adviser acknowledges that it has been separately provided with a copy of the supplemental disclosures document provided to clients and potential clients of the Sub-Sub-Adviser that contains the Sub-Sub-Adviser’s disclosures as made available to the Sub-Adviser from time to time (the “Supplemental Disclosures”), which sets out: (i) information on the services that the Sub-Sub-Adviser is required to provide to the Sub-Adviser by applicable regulation and (ii) other information which the Sub-Sub-Adviser deems appropriate. The Supplemental Disclosures include, among other things: risk disclosures (which provide a description of the nature of risks of financial instruments), a summary of the Sub-Sub-Adviser’s conflicts of interest policy and disclosures, a summary of the Sub-Sub-Adviser’s order execution policy, details of the reports the Sub-Sub-Adviser will provide in relation to the services provided hereunder, details on how the Sub-Sub-Adviser will provide the Sub-Adviser with information on costs and charges, and the Sub-Sub-Adviser’s data protection notice.

2. Services of the Sub-Sub-Adviser. Subject to the succeeding provisions of this section and the oversight and supervision of the Sub-Adviser and the Board of Trustees of the Trust (the “Board” or “Trustees”), the Sub-Sub-Adviser will perform certain day-to-day operations for the benefit of the Fund, which may include one or more of the following services, at the request of the Sub-Adviser: (a) acting as investment advisor for and managing the investment and reinvestment of those assets of the Fund as the Sub-Adviser may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets for the benefit of the Fund; (b) arranging, subject to the provisions of Section 3 hereof, for the purchase and sale of securities and other assets of the Fund; (c) providing investment research and credit analysis concerning the Fund’s investments; (d) assisting the Sub-Adviser in determining what portion of the Fund’s assets will be invested in cash, cash equivalents and money market instruments; (e) placing orders for all purchases and sales of such investments made for the Fund; and (f) maintaining the books and records as are required to support Fund investment operations. At the request of the Sub-Adviser, the Sub-Sub-Adviser will also, subject to the oversight and supervision of the Sub-Adviser and the Board, provide to the Sub-Adviser, the Adviser or the Trust any of the facilities and equipment and perform any of the services described in Section 3 of the Sub-Advisory Agreement. In addition, the Sub-Sub-Adviser will keep the Adviser, the Trust and the Sub-Adviser informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Adviser and the Fund from time to time whatever information the Sub-Sub-Adviser believes appropriate for this purpose. The Sub-Sub-Adviser will periodically communicate to the Sub-Adviser, at such times as the Sub-Adviser may direct and as agreed with the Sub-Sub-Adviser, information concerning the purchase and sale of securities for the Fund, including: (a) the name of the issuer; (b) the amount of the purchase or sale; (c) the name of the broker or dealer, if any, through which the purchase or sale will be effected; (d) the CUSIP number of the instrument, if any; and (e) such other information as the Sub-Adviser may reasonably require for purposes of fulfilling its obligations to the Trust under the Sub-Advisory Agreement. The Sub-Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (as currently in effect and as they may be amended or supplemented from time to time) and the resolutions of the Board, to the extent such resolutions have been provided to the Sub-Adviser. The Sub-Adviser shall provide to the Sub-Sub-Adviser any amendment or supplement to the Prospectus and Statement of Additional Information insofar as such amendment or supplement is material in relation to the Fund or in relation to the obligations undertaken by Sub-Sub Adviser under this Agreement.

Without limiting the generality of the foregoing, the Sub-Sub-Adviser is authorised to perform any act necessary or proper to enable the Sub-Sub-Adviser to invest and manage the Fund, including to enter into any agreement or documentation on the Fund’s behalf, as necessary or appropriate, to effect transactions permitted by this Agreement.

Subject to the foregoing, the types of transactions that the Sub-Sub-Adviser may carry out include (a) buying, selling or otherwise dealing in investments; (b) borrowing securities; (c) making deposits; (d) subscribing to issues and accepting placings of investment; (e) effecting transactions whether or not on any Trading Venue (as defined in the FCA Rules) or exchange; and (f) otherwise acting as the Sub-Sub-Adviser judges appropriate in relation to the Fund.

3. Covenants.

(a) In the performance of its duties under this Agreement, the Sub-Sub-Adviser shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and all applicable Rules and Regulations of the U.S. Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund as set forth in the Fund’s Registration Statement on Form N-1A and/or the resolutions of the Board; (v) the terms of the Sub-Advisory Agreement; and (vi) any policies and determinations of the Board ; and

(b) In addition:

(i) the Supplemental Disclosures include information on the Sub-Sub-Adviser’s order execution policy (the “Order Execution Policy”). In placing orders, the Sub-Sub-Adviser shall act in accordance with the Order Execution Policy. The Sub-Adviser confirms that it has read and understood, and agrees to, the Order Execution Policy. In particular, the Sub-Adviser consents to (i) the Sub-Sub-Adviser trading through brokers/counterparties and/or outside of a Trading Venue (as defined in the FCA Rules); and (ii) some or all orders resulting from the Sub-Sub-Adviser’s decisions to deal on the Sub-Adviser’s behalf, or received from the Sub-Adviser, to be placed with an affiliated company, who will act as agent for the purpose of executing such orders in accordance with the Order Execution Policy. Subject to the foregoing and the provisions of the 1940 Act and the compliance policies and procedures of the Trust, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Sub-Adviser may select brokers and dealers with which it or the Fund is affiliated;

(ii) the Sub-Sub-Adviser will maintain books and records with respect to the Fund’s securities transactions and will render to the Sub-Adviser, the Adviser and the Board such periodic and special reports as they may reasonably request;

(iii) the Sub-Sub-Adviser will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Sub-Adviser makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of the commercial department of its affiliates;

(iv) the Sub-Sub-Adviser will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to the Fund unless prohibited from doing so, where the Sub-Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund; and

(c) In addition, the Sub-Adviser:

(i) agrees that the Sub-Sub-Adviser may aggregate transactions for the Fund with transactions for other clients and/ or its own account. In relation to a particular order, aggregation may operate on some occasions to the advantage of the Sub-Adviser and on other occasions to the Sub-Adviser’s disadvantage. However, it must be unlikely that the aggregation of orders and transactions will work overall to the disadvantage of the Sub-Adviser, or its client, the Fund, before transactions will be aggregated;

(ii) instructs the Sub-Sub-Adviser not to make public any client limit orders (being a specific instruction from the Sub-Adviser to buy or sell a financial instrument at a specified price limit or better and for a specified size) in respect of securities admitted to trading on a Regulated Market or traded on a Trading Venue (both as defined in the FCA Rules) which are not immediately executed under prevailing market conditions.

4. Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Sub-Adviser or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Sub-Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Sub-Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Adviser’s or the Trust’s request. The Sub-Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Sub-Adviser). For the avoidance of doubt, the Sub-Sub Adviser is permitted to keep copies of all records as required by law and as in accordance with its retention policy.

6. Custody, Client Money and Safe Custody Assets

(a) FCA’s Client Money and Safe Custody Assets: the Sub-Adviser acknowledges that the Sub-Sub-Adviser does not hold Client Money and/or Safe Custody Assets for the Sub-Adviser or the Fund under (and as such terms are defined in) the CASS Rules. If the Sub-Sub-Adviser has the authority to move the Fund’s money or assets under the terms of a Mandate defined in CASS 8 of the CASS Rules, such monies or assets will be moved from an account not owned by the Sub-Sub-Adviser.

(b) Custodian: all assets forming part of the Fund that are managed by the Sub-Sub-Adviser shall be held by a custodian who has been appointed by the Trust and notified in writing of the Sub-Adviser and the Sub-Sub-Adviser’s relationships to the Fund (the “Custodian”). The Sub-Adviser acknowledges that the Sub-Sub-Adviser will not be responsible for the selection, appointment, monitoring and supervision of the Custodian. The Sub-Adviser agrees to notify the Sub-Sub-Adviser as soon as reasonably practicable in the event the Sub-Adviser is notified by the Trust of any change to the Custodian.

(c) Exercise of Rights and Custody of Investments: the Sub-Sub-Adviser shall have the authority to exercise or instruct the Custodian to exercise any rights attaching to the investments in the Fund, to the extent that such authority has been granted to the Sub-Adviser under the Sub-Advisory Agreement. The Sub-Adviser represents that the Trust has arranged for the Custodian to agree to comply with any instructions of the Sub-Sub-Adviser given in accordance with this Agreement. The Sub-Adviser represents that the Trust has arranged for the Custodian to provide to the Sub-Sub-Adviser all documentation that the Sub-Sub-Adviser reasonably requests in connection with this Agreement. The Sub-Adviser shall confirm with the Trust that the Custodian is authorised to create appropriate links (electronic or otherwise) with the Sub-Sub-Adviser or its delegates, in order to pass data in respect of the Fund to the Sub-Sub-Adviser or its delegates as may be reasonably requested. The Sub-Sub-Adviser shall have no liability for the duties, acts or defaults of the Custodian.

7. Compensation. For that portion of the Fund for which Sub-Adviser has appointed the Sub-Sub-Adviser to act as subadviser, Sub-Adviser agrees to pay to the Sub-Sub-Adviser and Sub-Sub-Adviser agrees to accept as full compensation for all services rendered by Sub-Sub-Adviser as such a monthly fee in arrears at an annual rate equal to 50% of the fee received by the Sub-Adviser from the Adviser pursuant to the Sub-Advisory Agreement. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs.

8. Limitation on Liability. The Sub-Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Sub-Adviser in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 7, the term “Sub-Sub-Adviser” shall include any affiliates of the Sub-Sub-Adviser performing services for the Fund contemplated hereby and partners, directors, officers and employees of the Sub-Sub-Adviser and such affiliates.

9. Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Board or a vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote; and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party. Notwithstanding the foregoing, this Agreement may be terminated by the Trust or the Sub-Adviser at any time, without the payment of any penalty, upon giving the Sub-Sub-Adviser 60 days’ notice (which notice may be waived by the Sub-Sub-Adviser), provided that such termination by the Trust or the Sub-Adviser shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Fund entitled to vote, or by the Sub-Sub-Adviser on 60 days’ written notice (which notice may be waived by the Trust and the Sub-Adviser), and will terminate automatically upon any termination of the Sub-Advisory Agreement among the Trust, the Adviser and the Sub-Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

10. Notices, Communications and Instructions. Any legal notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such legal notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such legal notice is mailed first class postage prepaid. In relation to communications other than legal notices under this Agreement, each party may communicate with and provide information to the other party in whatever medium deemed appropriate. This may include the use of e-mail, the internet or other electronic means, in the place of paper communications. The parties acknowledge that instructions or communications conveyed by electronic methods such as facsimile or e-mail are not secure forms of communication and may accordingly give rise to higher risks of manipulation or attempted fraud.

The Sub-Adviser may give instructions to the Sub-Sub Adviser to take (or refrain from taking) particular actions under this Agreement. The Sub-Sub-Adviser may rely and act on any instruction or communication reasonably believed to be from any person. The Sub-Sub-Adviser will not be obligated to comply with instructions which the Sub-Sub-Adviser reasonably believes may not be practicable or which may involve any party in a breach of any law, rule or regulation.

11. Representations and Warranties

(a) Each of the Sub-Sub Adviser and the Sub-Adviser represents and warrants the following:

(i) Due Authorisation: it is duly organised and validly existing under the laws of the jurisdiction of its organisation and incorporation and, if relevant to such jurisdiction, is in good standing and has full power and authority to execute, deliver and perform this Agreement and to direct the Sub-Sub Adviser hereunder. This Agreement has been duly authorised, executed and delivered by each party and constitutes valid and binding obligations of each party;

(ii) Not Insolvent: it is not insolvent or bankrupt or otherwise subject to an insolvency, bankruptcy or similar proceeding, whether voluntary or involuntary;

(iii) Compliance with Laws: it will comply in all material respects with all laws (including applicable anti-corruption and anti-money laundering laws and regulations) and orders to which it may be subject in performance of its obligations under this Agreement and the execution, delivery and performance of this Agreement. This Agreement will not violate any laws or regulations or any constituent document, policy, guideline, contract or other document applicable to it in the provision of the services.

(b) Notice of Changes: The Sub-Adviser will promptly notify the Sub-Sub-Adviser in writing in the event that there are changes to any representations, warranties, confirmations and undertakings made in this Agreement.

(c) Representations on Sub-Adviser’s Behalf: The Sub-Adviser confirms that the Sub-Sub-Adviser may (as agent on behalf of the Sub-Advisr) make such representations, warranties, confirmations and undertakings as set out in above to such brokers, providers of execution and/or clearing services and/or counterparties in connection with the provision of the services.

12. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties. Any amendment of this Agreement shall be subject to the 1940 Act.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

15. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

BLACKROCK FINANCIAL MANAGEMENT, INC.

By.
Name:
Title:

BLACKROCK INTERNATIONAL LIMITED

By.
Name:
Title:

BLACKROCK INTERNATIONAL LIMITED

By.
Name:
Title: